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                                                                 Exhibit 10.4


                            LIMELIGHT NETWORKS, INC.

                       JEFF LUNSFORD EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of October 20, 2006 (the "Signing Date"), by and between Limelight Networks, Inc. (the "Company") and Jeff Lunsford ("Executive").

     1. Duties and Scope of Employment.

          (a) Positions and Duties. No later than November 20, 2006 (the "Effective Date"), Executive will commence service as the Company's Chief Executive Officer and President. Executive will report to the Company's Board of Directors (the "Board"), the date on which Executive actually commences such service as the Company's Chief Executive Officer shall be the "Effective Date." As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term". In the event that Executive fails (i) to tender his resignation as President and Chief Executive Officer with his current employer by 12:01 pm Pacific Daylight Time on October 27, 2006 or (ii) to begin full-time employment with the Company by November 20, 2006 and a Change of Control has not occurred, this Agreement, other than the last sentence of paragraph 3(f)(i), shall be null and void.

          (b) Board Membership. As of the Effective Date, Executive will serve as a member of the Board and as the Chairman of the Board. At each annual meeting of the Company's stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive's service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive's employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Executive, as of the end of Executive's employment and Executive, at the Board's request, will execute any documents necessary to reflect his resignation. This paragraph is intended to clarify that upon Executive's termination, his positions on the Company's Board and otherwise will terminate immediately and shall not be deemed to in any way modify Executive's rights to severance under this Agreement.

          (c) Obligations. During the Employment Term, Executive, except as provided below, will devote Executive's full business efforts and time to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability and in accordance with each of the Company's written corporate guidance and ethics guidelines, conflict of interests policies and code of conduct as the Company may adopt from time to time. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, (i) serve in any capacity with any civic,

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educational, professional, industry or charitable organization, provided such services do not interfere with Executive's obligations to Company, and (ii) serve on the boards of directors of WebSideStory, Inc. and Midtown Bank and Trust Company.

               (i) Executive hereby represents, warrants and covenants to the Company that as of the Effective Time, Executive will not be a party to any contract, understanding, agreement or policy, written or otherwise, that will be breached by Executive's entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Signing Date, in each case, against Executive of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors.

          (d) Other Entities. Executive agrees to serve if appointed, without additional compensation, as an officer and director for each of the Company's subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term "affiliates" will mean any entity controlled by, controlling, or under common control of the Company.

     2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

     3. Compensation.

          (a) Base Salary. Commencing with the Effective Date, the Company will pay Executive an annual salary of $325,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). Executive's Base Salary will be subject to annual review (subject to the provisions of Section 10(e)(iii) of this Agreement). Notwithstanding the foregoing, Executive's annual salary shall be increased to $400,000 effective upon the closing of an initial public offering of the Company's Common Stock. The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and will be subject to the usual, required withholdings.

          (b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the "Committee"). During calendar year 2007, Executive's target annual incentive ("Target Annual Incentive") will be $275,000. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon, the extent to which the applicable performance goal(s) specified by the Committee with the input of Executive are achieved.

          (c) Signing Bonus. Executive shall receive a $100,000 signing bonus. In addition, Executive shall be entitled to such additional bonus, if any, as determined in good faith by the Committee, which will be based upon Executive's receipt, if any, of his bonus associated with


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performance by Executive while at Executive's prior employer. Executive represents that he is entitled to certain bonus payments by his current employer based upon his and his employer's performance during calendar year 2006. In the event that Executive's employer fails to pay amounts owed to Executive pursuant to the 2006 WSSI Bonus Plan, the Company shall pay such additional amounts, which in no event shall exceed $150,000.00, that are determined as follows: the amount calculated under the WSSI 2006 Bonus Plan owing to Executive, minus the amount actually paid to Executive by his current employer, WebSideStory, Inc. Executive agrees to provide such assistance in calculating the amounts owing under the WSSI 2006 Bonus Plan as the Committee reasonably requests and to assign any and all rights Executive may have against WebSideStory, Inc. to recover such bonus to the extent that such bonus is not paid to executive but is paid by the Company. Notwithstanding the actual date of payment of any bonus under this paragraph 3(c), such bonus shall not constitute payments under paragraph 3(b) above.

          (d) Management Carve-Out. Executive shall be entitled to participate in the Company's 2006 Sale Participation Program. On the 120th day after the Signing Date, Executive will receive 107,500 Participating Units, which shall entitle Executive to certain rights under the 2006 Sale Participation Program. Notwithstanding the foregoing, in a Change of Control transaction in which the Series B Preferred Stock of the Company does not convert into common stock of the Company, it is the intent of the parties that the total amount that Executive would receive in such transaction, based on Executive's equity ownership (both stock and options) and interest in the 2006 Sale Participation Program, shall not exceed $9,780,000.00 and Executive shall be deemed to have returned such number of Participating Units (up to all of such Units) as to limit the amount Executive would receive from all such equity interests and Participating Units to such $9,780,000.00 amount. For purposes of determining the amount Executive would receive in connection with such Change of Control transaction, all options granted and stock issued to executive shall be deemed to be fully vested and not subject to any rights of first refusal irrespective of the actual treatment of such options and restricted stock pursuant to paragraphs 3 and 7 of this Agreement

          (e) Acquisition Bonus. If on or prior to the 120th day following the Signing Date, the Company enters into a definitive agreement that contemplates a transaction or series of related transactions that, upon closing of such transaction or transactions, would constitute a Change of Control (as defined below), (i) an aggregate of 1,000,000 shares (which amount shall include any shares of stock previously vested) subject to the Initial Grant (as defined below) shall vest (the "Acquisition Bonus") if and when such transaction actually closes. Notwithstanding the foregoing, such Acquisition Bonus shall only be payable if such Change of Control transaction closes within 12 months of the Signing Date. The parties hereto agree that such payment of the Acquisition Bonus shall be the only payment based upon equity ownership, options granted or Participation Units held by Executive. For the avoidance of doubt upon the closing of such Change of Control, (i) the $9.80 Option shall terminate, (ii) the $19.80 Option shall terminate, and (iii) the Participation Units shall be deemed to be surrendered by Executive.

          (f) Equity Awards.

               (i) On the Signing Date, Executive will be granted 1,000,000 shares of restricted Common Stock of the Company (the "Initial Grant"). The Initial Grant will be granted under and subject to the terms, definitions and provisions of the Company's 2003 Incentive Compensation Plan (the "Plan"). Twelve and one-half percent (12.5%) of the shares subject to the


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Initial Grant shall be vested on the date of grant. An additional twelve and one-half percent (12.5%) of the shares subject to the Initial Grant shall be vested on the 120th day after the Signing Date and 1/48th of the shares subject to the Initial Grant will vest monthly thereafter assuming Executive's continued employment with the Company on each scheduled vesting date. Except as provided in this Agreement, the Initial Grant will be subject to the Company's standard terms and conditions under the Plan. Notwithstanding the previous sentence to the contrary, if Executive terminates his employment under circumstances identified under paragraph 7(c) (other than the last sentence thereof) within the first year following the Effective Date or fails to become a full-time employee of the Company by November 20, 2006, Executive shall sell to the Company all shares of Company stock then held by Executive for an aggregate of $1.00.

               (ii) On the Effective Date, the Company will also issue to Executive an option to purchase 500,000 shares of Common Stock at a per share exercise price equal $9.80 per share (the "$9.80 Option"). The $9.80 Option will be granted under and subject to the terms, definitions and provisions of the Plan and will be scheduled to vest at a rate of 25% of the shares subject to the $9.80 Option on the first anniversary of the grant and 1/48 of the shares will be scheduled to vest monthly thereafter assuming Executive's continued employment with the Company on each scheduled vesting date. Except as provided in this Agreement, the $9.80 Option will be subject to the Company's standard terms and conditions for options granted under the Plan.

               (iii) The Company will also issue to Executive an option to purchase 500,000 shares of Common Stock at a per share exercise price equal $19.80 per share (the "$19.80 Option"). The $19.80 Option will be granted under and subject to the terms, definitions and provisions of the Plan and beginning on the second anniversary of the Effective Date, such option will vest at a rate of 1/48 of the shares subject to such option monthly thereafter assuming Executive's continued employment with the Company on each scheduled vesting date. Except as provided in this Agreement, the $19.80 Option will be subject to the Company's standard terms and conditions for options granted under the Plan.

               (iv) In the event that the Company consummates a Change of Control transaction, 50% (subject to the following sentence) of Executive's then outstanding unvested equity awards will vest. Notwithstanding the previous sentence to the contrary, if the Acquisition Bonus pursuant to paragraph 3(e) shall become due and payable, then no acceleration of vesting shall occur pursuant to this paragraph 3(f)(iv).

     4. Employee Benefits.

          (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

          (b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers, but with vacation accrual of not less than four (4) weeks per year.


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     5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. Such reimbursement shall include the actual costs incurred by Executive in flying his personal, single engine airplane on business travel; provided, however, that the maximum reimbursable for such expenses shall be $400.00 per hour based on the hobbs time. In addition, the Company shall reimburse Executive (a) for his expenses in renting an apartment in the Phoenix area, which expenses shall not exceed $2,000.00 per month, and (b) up to $2,500 for his expenses in engaging legal counsel to review this Agreement on his behalf.

     6. Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company's Certificate of Incorporation, Bylaws, this Agreement, and/or separate indemnification agreement, as applicable. In the event Executive's employment with the Company terminates for any reason (other than Cause), Executive will be entitled to exercise any outstanding stock options for at least twenty-four (24) months after the later of such termination of employment or the date upon which Executive ceases to provide any other services to the Company or any of its affiliates, whether as a director, independent contractor or otherwise, but in no event later than the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement. For purposes of clarity, the term "expiration date" shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 7.

     7. Severance.

          (a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive's employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive's Base Salary (subject to applicable tax withholdings) for twelve (12) months, such amounts to be paid in accordance with the Company's normal payroll policies; (ii) the current year's Target Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year's Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365, such amounts to be paid at the same time as similar bonus payments are made to the Company's other executive officers, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company's health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA")), or (B) the date upon which Executive and Executive's eligible dependents become covered under similar plans. Notwithstanding the foregoing, if Executive is


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terminated without Cause or resigns for Good Reason, and such termination is not in Connection with a Change of Control and occurs prior to January 2,2007, then "six (6) months" will be substituted for "twelve (12) months" in clause (i) of the preceding sentence.

          (b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive's Base Salary for the year in which the termination occurs (subject to applicable tax withholdings), for twelve (12) months, such amounts to be paid in accordance with the Company's normal payroll policies; (ii) the payment in an amount equal to 100% of Executive's Target Annual Incentive for the year in which the termination occurs (subject to applicable tax withholdings), such amounts to be paid in accordance with the Company's normal payroll policies over the course of twelve (12) months; (iii) 100% (subject to the following sentence) of Executive's then outstanding unvested equity awards will vest, and (v) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company's health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive's eligible dependents become covered under similar plans. Notwithstanding the previous sentence to the contrary, if the Acquisition Bonus pursuant to paragraph 3(e) shall become due and payable, then no acceleration of vesting shall occur pursuant to this paragraph 7(b).

          (c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive's employment is terminated voluntarily (excluding a termination for Good Reason), is terminated for Cause by the Company, then, except as provided in Section 3(f)(i) or Section 6, (i) all further vesting of Executive's outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company's then established plans. In the event that Executive's employment is terminated due to death or Disability, twenty-five percent (25%) of executive's then unvested options shall vest.

     8. Conditions to Receipt of Severance; No Duty to Mitigate.

          (a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance or other benefits pursuant to
Section 7 will be paid or provided until the separation agreement and release agreement becomes effective.

          (b) Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive agreeing that during the Employment Term and for twenty-four (24) months thereafter, Executive will not (i) solicit any employee of the Company (other than Executive's personal assistant) for employment other than at the Company, or
(ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. If Executive violates this Section 8(b), the Company's sole form of recourse will be to terminate any future


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payments or benefits owed to Executive pursuant to Section 7 of this Agreement.
Executive's passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 8(b). Public solicitation, such as by taking out ads in a newspaper, advertising on the web and the like, not specifically aimed at employees of the Company, will not constitute a breach of this Section 8(b).

          (c) Nondisparagement. During the Employment Term and Continuance Period, Executive and the Company in its official communications will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. The Company will instruct its officers and directors to not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company's current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

          (d) Other Requirements. Executive's receipt of continued severance payments pursuant to Section 7 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 8.

          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

     9. Excise Tax. In the event that the benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's severance benefits payable under the terms of this Agreement will be, at Executive's option, either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, WHICHEVER OF THE FOREGOING AMOUNTS, TAKING INTO ACCOUNT THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAXES AND THE EXCISE TAX, RESULTS IN THE RECEIPT BY EXECUTIVE ON AN AFTER-TAX BASIS, OF THE GREATEST AMOUNT OF SEVERANCE BENEFITS.

     10. Definitions.

          (a) Cause. For purposes of this Agreement, "Cause" will mean:

               (i) Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive's obligations under this Agreement or otherwise relating to the business of Company;

               (ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;


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               (iii) Executive's conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business;

               (iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company's reputation or business;

               (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

               (vi) Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an "Investigation"). However, Executive's failure to waive attorney-client privilege relating to communications with Executive's own attorney in connection with an Investigation will not constitute "Cause";

               (vii) Executive's disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive's loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive's employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive's employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).

          (b) Change of Control. For purposes of this Agreement, "Change of Control" will mean the occurrence of any of the following events:

               (i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

               (ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

               (iv) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Goldman Sachs and its related funds and entities, becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities.


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

          (c) Continuance Period. For purposes of this Agreement, "Continuance Period" will mean the period of time beginning on the date of the termination of Executive's employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 7.

          (d) Disability. For purposes of this Agreement, "Disability" will mean Executive's absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of Executive's mental or physical illness or injury.

          (e) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without Executive's express written consent:

               (i) An adverse change in Executive's title or reporting relationship, or a significant reduction of Executive's duties, position, or responsibilities, relative to Executive's duties, position, or responsibilities in effect immediately prior to such reduction;

               (ii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute "Good Reason";

               (iii) A reduction in Executive's Base Salary or Target Annual Incentive as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces the Base Salary or Target Annual Incentive by a percentage reduction of 10% or less in the aggregate will not constitute "Good Reason";

               (iv) The relocation of Executive to a facility or location more than twenty-five (25) miles from the location of the Company's executive offices as of the Effective Date;

               (v) Any material breach by the Company of any material contractual obligation owed Executive which breach is not remedied within thirty
(30) days of written notice; or

               (vi) The failure of the Company to obtain the assumption of this Agreement by a successor.

While the Company is not subject to the reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the failure of the Company's stockholders to elect or reelect Executive to the Board shall constitute "Good Reason" for purposes of this Agreement. After such time as the Company becomes subject to the reporting requirements under the Exchange Act, the failure of the Company's stockholders to elect or reelect Executive to the Board will not constitute "Good Reason" for purposes of this Agreement.

               (f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive's employment with the Company is "in Connection with a Change of Control" if Executive's employment is terminated within three (3) months prior the execution of an agreement that results in a Change of Control or twelve (12) months following a Change of Control


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     11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

     12. Confidential Information. Executive will execute the form of Employment, Confidential Information and Invention Assignment Agreement, appended hereto as Exhibit A (the "Confidential Information Agreement"). In the event of any inconsistency between the terms of this Agreement and the terms of the Confidential Information Agreement, this Agreement will prevail.

     13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void. This Section 13 will in no way prevent Executive from transferring any vested property he owns.

     14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

          If to the Company:

          If to Executive:

          at the last residential address known by the Company.

          With a copy to:

     15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

     16. Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single Arbitrator mutually acceptable to both parties. If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association ("AAA") in Phoenix, Arizona, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement and the Confidential Information Agreement.

     17. Integration. This Agreement, together with the Confidential Information Agreement, the forms of equity award grant that describe Executive's outstanding equity awards and the preexisting indemnification agreement between the parties, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive's hire, the terms in this Agreement will prevail.

     18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

     19. Survival. The Confidential Information Agreement and the Company's and Executive's responsibilities under Sections 3(c), 6, 7, 8 and 11 will survive the termination of this Agreement.

     20. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     22. Governing Law. This Agreement will be governed by the laws of the state of Arizona without regard to its conflict of laws provisions.

     23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     24. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax related to a payment of any severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive's termination or separation from service (as defined pursuant to said Section 409A), the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's termination or separation from service, as the case may be. All subsequent payments, if any, will be payable as provided in this Agreement. The Company and Executive agree to work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder.

     25. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

LIMELIGHT NETWORKS, INC.


/s/ William H. Rinehart                 Date: 10/20, 2006
-------------------------------------

Title:
        -----------------------------


EXECUTIVE: __________________________


/s/ Jeff Lunsford                       Date: 10/20, 2006
-------------------------------------
Jeff Lunsford

                [SIGNATURE PAGE TO LUNSFORD EMPLOYMENT AGREEMENT]